UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  —  August 21, 2002

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

222 South 9th Street, Suite 2300, Minneapolis, Minnesota   55402-4099

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (612) 376-3000

ITEM 5 - OTHER EVENTS

Bemis to sell pressure sensitive materials business to UPM-Kymmene and to acquire packaging films business from UPM-Kymmene.

                On August 21, 2002, Bemis Company, Inc. announced that it has signed a definitive agreement to sell its pressure sensitive materials business, known as Morgan Adhesives Company (MACtac), to UPM-Kymmene.

The sale of MACtac, for the cash price of $420 million, includes all elements of Bemis’ global pressure sensitive materials business including manufacturing facilities in Columbus, Indiana; Nellis, Nevada; Hopkins, Minnesota; Stow, Ohio; Scranton, Pennsylvania; San Luis Potosi, Mexico; and Soignies, Belgium.  MACtac had net sales of approximately $491 million in 2001.  UPM-Kymmene is one of the leading paper companies in the world focused on printing papers, wood products, and converting materials, including an existing international pressure sensitive materials subsidiary, Raflatac.

On August 21, 2002, Bemis Company, Inc. also announced that it has signed an additional definitive agreement to acquire the Walki Films division of UPM-Kymmene.  Walki Films is a major European manufacturer of packaging films, specializing in high barrier vacuum and modified atmosphere packaging used primarily for packaging meat, cheese, and other fresh foods.  With annual net sales of about $120 million, Walki Films will more than double the current level of Bemis’ flexible packaging sales in Europe.  The acquisition cash price of $70 million includes manufacturing plants in Valkeakoski, Finland and Epernon, France.

                The transactions, which are subject to customary closing conditions and regulatory approval, are structured such that each transaction is not conditioned upon the closing of the other.  Both transactions are expected to close during the fourth quarter of 2002.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

C.  Exhibits

99.1                           Press Release dated August 21, 2002.

SIGNATURES

                Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Gene C. Wulf	By	/s/ Stanley A. Jaffy
	Gene C. Wulf, Vice President,		Stanley A. Jaffy, Vice President
	Chief Financial Officer		and Controller
and Treasurer

Date	August 21, 2002	Date	August 21, 2002